PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(2)

(To Prospectus Dated January 7, 1994)                  REGISTRATION NO. 33-49857

16,500,000 SHARES

[LOGO]

COMMON STOCK
($.01 PAR VALUE)

Of the 16,500,000 shares of Common Stock offered hereby (the "Common Stock"), 14,000,000 shares are being offered by the U.S. Underwriters in the United States and Canada (the "U.S. Offering"), and 2,500,000 shares are being offered by the International Underwriters in a concurrent international offering outside the United States and Canada (the "International Offering," and collectively with the U.S. Offering, the "Common Stock Offering"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The public offering price and the aggregate underwriting discount per share are identical for both offerings. See "Underwriting." Concurrently with the Common Stock Offering, the Company is selling in a public offering (the "Notes Offering") $710,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2001 (the "Notes"). The closing of the Common Stock Offering and the Notes Offering (collectively, the "Offerings") are conditional upon one another.

The Common Stock is listed on the New York Stock Exchange under the symbol "STO". On February 3, 1994, the last reported sale price for the Common Stock, as reported on the New York Stock Exchange Composite Transactions Tape was $15.50 per share. See "Price Range of Common Stock and Dividend Policy."

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------
                                                PRICE TO       UNDERWRITING   PROCEEDS TO
                                                PUBLIC         DISCOUNT(1)    COMPANY(2)
Per Share.....................................  $15.250        $0.686         $14.564
Total(3)......................................  $251,625,000   $11,319,000    $240,306,000
- -------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company, estimated to be $500,000.
(3) The Company has granted to the U.S. Underwriters and International Underwriters 30 day-options to purchase up to an aggregate of 2,475,000 additional shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $289,368,750, $13,016,850, and $276,351,900, respectively. See "Underwriting."

The Common Stock is offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Common Stock will be made against payment therefor at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of the Depository Trust Company on or about February 10, 1994.

SALOMON BROTHERS INC
                            BEAR, STEARNS & CO. INC.
                                                       BT SECURITIES CORPORATION

The date of this Prospectus Supplement is February 3, 1994.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS." CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS. AS USED HEREIN, THE TERM "COMPANY" INCLUDES STONE CONTAINER CORPORATION, ITS SUBSIDIARIES AND ITS AFFILIATES, EXCEPT AS THE CONTEXT OTHERWISE MAY REQUIRE. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

GENERAL

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and commodity pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products. The Company also believes that it is one of the largest paper companies in terms of annual tonnage produced. The Company produced 5.0 million tons and 4.9 million tons of unbleached containerboard and kraft paper in 1992 and 1991, respectively, which accounted for approximately 66% of its total tonnage produced for both 1992 and 1991. The Company had net sales of approximately $5.5 billion and $5.4 billion in 1992 and 1991, respectively.

    The Company has increased dramatically in size over the past ten years, primarily through four major acquisitions, including the 1989 acquisition of Consolidated-Bathurst Inc. (a Canadian corporation, now renamed Stone Container (Canada) Inc. ("Stone Canada")), and several smaller acquisitions. The acquisition of Stone Canada increased the Company's market share in its core business operations and provided the Company with the opportunity to pursue its strategy to expand its production capacity and sales in international markets. The Company owns or has an interest in 136 manufacturing facilities in the United States, 27 in Canada, 15 in Germany, five in France, two in Belgium and one in each of the United Kingdom and the Netherlands. The facilities include 24 mills. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, China and Japan.

RECENT DEVELOPMENTS

    PROGRESS OF FINANCIAL PLAN

    In 1993, the Company adopted a financial plan designed to enhance the Company's liquidity, reduce amortization under certain bank credit agreements of the Company and Stone Canada (the "Credit Agreements") and improve financial flexibility. The Company completed a major portion of its financial plan during 1993 resulting in net proceeds to the Company and Stone Canada of approximately $1.0 billion which the Company and Stone Canada used to repay indebtedness under the Credit Agreements and fund operating losses and working capital needs. These repayments satisfied the remaining September 1993 amortization of approximately $118 million, the full 1994 amortization of approximately $409 million and approximately $21 million of the March 1995 amortization under the Credit Agreements. The Company had as of January 31, 1994 approximately $43 million available for borrowing out of a total revolving credit commitment of $311.8 million.

    The transactions completed in 1993 were as follows:

       - the sale in June, 1993 of $150 million of the Company's 12 5/8% Senior Notes due 1998 and a concurrent private sale of $250 million principal amount of the Company's 8 7/8% Convertible Senior Subordinated Notes due 2000.

       - the public offerings in December 1993 by Stone-Consolidated Corporation, a newly created Canadian subsidiary
        ("Stone-Consolidated"), of Cdn. $231 million of its common stock (representing 25.4% of its outstanding common stock), Cdn. $231 million of its 8% Convertible Unsecured Subordinated Debentures due 2003 and $225 million of its 10.25% Senior Secured Notes due 2000 (the "Stone-Consolidated Transaction"). Stone-Consolidated now owns all of the Canadian and U.K. newsprint and groundwood papers assets of the Company and its subsidiaries. The net proceeds paid by Stone-Consolidated to the Company and Stone Canada in connection with these offerings approximated $490 million.

       - the sale of the Company's 49% equity interest in Empaques de Carton Titan, S.A., a Mexican corrugated container company
        ("Titan"), two of the Company's short line railroads and a specialty packaging plant in Sheridan, Arkansas. The proceeds of these three transactions approximated $125 million.

    In connection with the completion of the Stone-Consolidated Transaction, the Company also received approval from its bank group to extend the maturity date of its revolving credit facilities from March 1, 1994 to March 1, 1997.

    The final stages of the Company's current financial plan are as follows:

       - the Offerings, from which the Company expects to use the net proceeds to (i) prepay approximately $623.9 million of 1995, 1996 and 1997 required amortization under the Credit Agreements (including amortization payments under the Company's revolving credit facilities reducing the total commitments thereunder to approximately $177.4 million); (ii) redeem at par approximately $98 million plus accrued interest of the Company's 13 5/8% Subordinated Notes due 1995; and (iii) repay approximately $200 million of the borrowings under the Company's revolving credit facilities without reducing the commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash).

       - the completion of a transaction involving a favorable energy supply agreement relating to the Company's mill in Florence, South
        Carolina. The proceeds of this transaction are subject to the execution of definitive documentation and regulatory approval. The gross proceeds of this transaction, which are currently expected to be approximately $100 million, would be utilized to repay borrowings under the Company's revolving credit facilities without reducing commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). There can be no assurance, however, that this transaction will be consummated or that the expected amount of proceeds from such transaction will be received.

    The completion of the Offerings will provide the Company with the following benefits:

       - repayment of all major amortization through the end of 1995 (except for revolving credit facilities relating to receivables financings which the Company intends to extend or refinance and amortization totalling approximately $236 million for 1996 and
         1997).

       - improvement of the Company's liquidity by repaying borrowings under the revolving credit facility by $200 million (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). As of January 31, 1994, the Company had approximately $43 million available for borrowing out of a total revolving credit commitment of $311.8 million.)

       - improvement of the Company's financial flexibility through amendments to the Credit Agreements (see "-- Amendments to Credit
        Agreements").

    PRODUCTS AND INDUSTRY TRENDS

    The markets for products sold by the Company are highly competitive and are also sensitive to cyclical changes in industry capacity and in the economy, both of which can significantly influence selling prices and thereby the Company's profitability. Although the Company has experienced declining product pricing in all of its product lines over the last several years, the Company believes that market conditions are present which should permit the Company to realize improved product pricing in most of its product lines.

    The Company implemented a $25 per ton price increase for linerboard effective October 1, 1993, which raised the transaction price for the base grade of linerboard to $325 per ton. This increase will not, however, restore prices for linerboard to the levels present at the beginning of 1993. In addition, the Company is in the process of final implementation of a corrugated container price increase. The Company currently expects final implementation to occur in the first quarter of 1994. As a result of strengthening demand, the Company announced a further price increase of $30 per ton for linerboard effective in March 1994. There can be no assurance that prices will continue to increase or even be maintained at present levels, but the Company believes the demand for linerboard and the converted products produced from linerboard are increasing.

    Pricing conditions for newsprint and groundwood paper have been volatile in recent years. While the industry successfully implemented a price increase in 1992, efforts to maintain an additional price increase in 1993 were unsuccessful. In 1993, Stone-Consolidated and other industry participants attempted to balance supply and demand by taking downtime at selected production facilities. Stone-Consolidated announced a $47.50 per metric ton price increase for newsprint effective March 1, 1994 in light of recent industry improvements in supply and demand characteristics. Other major North American producers have announced similar price increases. There is no assurance, however, that such price increases will be achieved as scheduled or at all.

    Market pulp has also experienced volatile pricing in recent years. The Company announced a price increase of $40 to $80 per metric ton in the various grades of market pulp effective January 1, 1994 in light of improved supply and demand characteristics in the industry. In addition, a further price increase scheduled for March 1, 1994 has been announced. There is, however, significant world-wide competition in this product line and no assurances can be given that such price increases will be maintained.

    OPERATING PERFORMANCE

    The Company has announced a loss before the cumulative effect of an accounting change of $319.2 million, or $4.59 per common share, for the year 1993, and a net loss of $85.8 million, or $1.23 per common share, for the fourth quarter. For 1992, the loss, also before the cumulative effect of accounting changes, was $169.9 million, or $2.49 per common share, for the year and $76.7 million, or $1.10 per common share, for the fourth quarter. Sales reported for the year 1993 were $5.06 billion, compared to 1992 sales of $5.52 billion. For the fourth quarter, sales reported were $1.24 billion in 1993 and $1.33 billion in 1992.

    In the fourth quarter, the gain on the sale of the Company's interest in a Mexican packaging company was significantly offset by the net effect of writedowns of the carrying values of certain Company assets as well as a reduction in an accrual resulting from a change in the Company's vacation pay policy effected in 1993.

    The losses incurred in 1993 and in the previous two years had a severe negative impact on the Company's liquidity. The Company believes, however, that the implementation of its financial plan significantly improves the Company's liquidity. As of January 31, 1994, available borrowings under the Company's revolving credit facilities were approximately $43 million and upon consummation of the Offerings, the Company's cash and available borrowings under such facilities are expected to increase by approximately $200 million.

    The Company believes that demand for its products has recently increased. Production of containerboard for the fourth quarter of 1993 versus the similar period in 1992 increased 5.8%. The Company also increased its sales of corrugated products (measured in terms of footage sold) by 2.4% for the fourth quarter of 1993 versus the similar period in 1992. The production of newsprint and groundwood papers increased by 1% for the fourth quarter of 1993 versus the similar period in 1992. Production of market pulp, however, declined 4.9% for the comparable period.

    AMENDMENTS TO CREDIT AGREEMENTS

    In connection with the Offerings, the Company has received approval for certain amendments to the Credit Agreements. The amendments, which will be effected upon the consummation of the Offerings, contain the following provisions:

       - Permit the repayment of borrowings under the revolving credit facilities without reducing the commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash) of up to $200 million with a portion of the net proceeds from the Offerings.

       - Permit the redemption of the Company's 13 5/8% Subordinated Notes due 1995 with a portion of the net proceeds from the Common Stock Offering.

       - Amend the EBITDA (as defined under the Credit Agreements) covenant to require the Company to meet the following minimum
        EBITDA levels:

    For the quarter ended 3/31/94.................   $ 20 million
    For the two quarters ended 6/30/94............   $ 55 million
    For the three quarters ended 9/30/94..........   $111 million
    For the four quarters ended 12/31/94..........   $180 million
    For the four quarters ended 3/31/95...........   $226 million
    For the four quarters ended 6/30/95...........   $300 million
    For the four quarters ended 9/30/95...........   $380 million
    For the four quarters ended 12/31/95..........   $457 million
    For the four quarters ended 3/31/96...........   $567 million
    For the four quarters ended 6/30/96...........   $651 million
    For the four quarters ended 9/30/96...........   $735 million
    and each four quarter period thereafter.......   $822 million

       - Replace the existing cross-default provisions relating to obligations of $10 million or more of the Company's separately financed subsidiaries, Seminole Kraft Corporation ("Seminole Kraft") and Stone Savannah River Pulp & Paper Corporation ("Stone Savannah"), with cross-acceleration provisions.

       - Reset to zero as of January 1, 1994 the "dividend basket" under the Credit Agreements which permits payment of dividends on the
        Company's capital stock. The dividend basket under the Credit Agreements as of September 30, 1993 had a deficit amount of $334.1 million. On an ongoing basis, the dividend basket would be increased by (a) 100% (rather than the current 50%) of the cash proceeds of sales of Common Stock (other than proceeds of the Common Stock Offering, for which no dividend credit would be received) and permitted preferred stock and (b) 75% (rather than the current 50%) of Consolidated Net Income (as defined in the Credit Agreements) from January 1, 1994 and would be decreased by 100% of Consolidated Net Losses (as defined) from January 1, 1994. Additionally, restrictions with respect to dividends on the Series E Preferred Stock would be modified to mirror the dividend restrictions in the Company's Senior Subordinated Indenture dated as of March 15, 1992. This should permit a higher dividend basket for payment of dividends on the Series E Preferred Stock. See "Price Range of Common Stock and Dividend Policy."

       - Replace the current prohibition of investments in Stone Venepal (Celgar) Pulp Inc. with restrictions substantially similar to the restrictions applicable to the Company's subsidiaries, Stone Savannah and Seminole Kraft.

    For a more complete description of the Credit Agreements, see "Credit Agreements" in the accompanying Prospectus.

                           THE COMMON STOCK OFFERING

Common Stock to be Offered in the United
 States and Canada............................  14,000,000 shares.
Common Stock to be Offered Outside the United
 States and Canada............................  2,500,000 shares.
Common Stock to be Outstanding After the
 Offerings....................................  87,659,622  shares  (excluding  shares  issuable upon exercise of over-allotment option and shares issuable
                                                upon exercise of convertible securities).
Use of Proceeds...............................  The net proceeds will be used to repay the  Company's indebtedness  and for general corporate purposes. See
                                                "Use of Proceeds."
New York Stock Exchange Symbol................  STO.

                             SUMMARY FINANCIAL DATA

    The following Statement of Operations and Balance Sheet Data for the five years ended December 31, 1992 has been derived from, and should be read in conjunction with, the related audited consolidated financial statements and accompanying notes of the Company. The audit report relating to the Company's 1992 consolidated financial statements contains an explanatory paragraph referring to the March 1, 1994 expiration of the Company's revolving credit facilities and the Company's financial plan discussed in Note 10 to the Company's 1992 consolidated financial statements. Effective December 17, 1993, the Company's revolving credit facilities were extended until March 1, 1997. The summary financial data for the nine months ended September 30, 1993 and September 30, 1992 has been derived from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993 and 1992. The summary financial data does not purport to be indicative of the Company's future results of operations or financial position.

                                         NINE MONTHS ENDED SEPTEMBER
                                                     30,
                                         ---------------------------
                                            1993           1992(B)
                                         ----------       ----------
                                          (IN THOUSANDS, EXCEPT PER
                                           SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net sales..........................    $3,816,509       $4,189,938
  Cost of products sold..............     3,180,906        3,385,299
  Selling, general and administrative
   expenses..........................       404,844          406,066
  Depreciation and amortization......       262,100          250,807
  Income (loss) before interest
   expense, income taxes and
   cumulative effects of accounting
   changes...........................       (35,567)         148,443
  Interest expense...................       311,271          284,391
  Income (loss) before income taxes
   and cumulative effects of
   accounting changes................      (346,838)        (135,948)
  Cumulative effect of change in
   accounting for post retirement
   benefits (net of income taxes)....       (39,544)              --
  Cumulative effect of change in
   accounting for income taxes.......            --          (99,527)
  Net income (loss)..................      (272,994)        (192,762)
  Income (loss) per common share
   before cumulative effects of
   accounting changes................         (3.36)           (1.38)(d)
  Net income (loss) per common
   share.............................         (3.92)           (2.78)(d)
  Ratio of earnings to fixed
   charges...........................            (e)              (e)
  Dividends paid per common share
   (d)...............................            --       $     0.35
  Average common shares
   outstanding.......................        71,159           70,983(d)
BALANCE SHEET DATA (AT END OF
 PERIOD):
  Working capital....................    $  190,622(g)    $  785,202
  Property, plant and
   equipment-net.....................     3,431,491        3,791,588
  Goodwill...........................       912,870        1,020,375
  Total assets.......................     6,724,579        7,192,766
  Long-term debt.....................     3,782,414(f)(g)  4,042,082(f)
  Stockholders' equity...............       738,842        1,296,823
OTHER DATA:
  Net cash provided by (used in)
   operating activities..............    $ (115,587)      $   46,457
  Capital expenditures...............       100,665(h)       195,989(h)
  Paperboard, paper and market pulp:
    Produced (thousand tons).........         5,498            5,605
    Converted (thousand tons)........         3,291            3,327
  Corrugated shipments (billion sq.
   ft.)..............................         39.80            39.30
  Consolidated EBITDA (i)............       226,533          399,250


                                                              YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------
                                          1992(B)         1991          1990        1989(A)         1988
                                         ----------    ----------    ----------    ----------    ----------

STATEMENT OF OPERATIONS DATA:
  Net sales..........................    $5,520,655    $5,384,291    $5,755,858    $5,329,716    $3,742,489
  Cost of products sold..............     4,473,746     4,285,612     4,421,930     3,893,842     2,618,062
  Selling, general and administrative
   expenses..........................       543,519       522,780       495,499       474,438       351,133(c)
  Depreciation and amortization......       334,054       277,534(c)    257,041       237,047       148,072
  Income (loss) before interest
   expense, income taxes and
   cumulative effects of accounting
   changes...........................       156,788       379,314       609,873       825,722       657,757
  Interest expense...................       386,122       397,357       421,667       344,693       108,262
  Income (loss) before income taxes
   and cumulative effects of
   accounting changes................      (229,334)      (18,043)      188,206       481,029       549,495
  Cumulative effect of change in
   accounting for post retirement
   benefits (net of income taxes)....            --            --            --            --            --
  Cumulative effect of change in
   accounting for income taxes.......       (99,527)           --            --            --            --
  Net income (loss)..................      (269,437)      (49,149)       95,420       285,828       341,786
  Income (loss) per common share
   before cumulative effects of
   accounting changes................         (2.49)(d)       (.78)(d)       1.56(d)       4.67(d)       5.58(d)
  Net income (loss) per common
   share.............................         (3.89)(d)       (.78)(d)       1.56(d)       4.67(d)       5.58(d)
  Ratio of earnings to fixed
   charges...........................            (e)           (e)          1.2           2.0           5.1
  Dividends paid per common share
   (d)...............................    $     0.35    $     0.71    $     0.71    $     0.70    $     0.35
  Average common shares
   outstanding.......................        70,987(d)     63,207(d)     61,257(d)     61,223(d)     61,251(d)
BALANCE SHEET DATA (AT END OF
 PERIOD):
  Working capital....................    $  756,964    $  770,457    $  439,502    $  614,433    $  457,477(c)
  Property, plant and
   equipment-net.....................     3,703,248     3,520,178     3,364,005     2,977,860     1,275,960
  Goodwill...........................       983,499     1,126,100     1,160,516     1,089,817        29,786
  Total assets.......................     7,026,973     6,902,852     6,689,989     6,253,708     2,395,038
  Long-term debt.....................     4,104,982(f)  4,046,379(f)  3,680,513(f)  3,536,911(f)    765,150
  Stockholders' equity...............     1,102,691     1,537,543     1,460,487     1,347,624     1,063,558
OTHER DATA:
  Net cash provided by (used in)
   operating activities..............    $   85,557    $  210,498    $  451,579(c) $  315,196(c) $  453,556(c)
  Capital expenditures...............       281,446(h)    430,131(h)    551,986(h)    501,723(h)    136,588
  Paperboard, paper and market pulp:
    Produced (thousand tons).........         7,517         7,365         7,447         6,772         4,729
    Converted (thousand tons)........         4,373         4,228         4,241         3,930         3,344
  Corrugated shipments (billion sq.
   ft.)..............................         51.67         49.18         47.16         41.56         34.47
  Consolidated EBITDA (i)............       490,842       656,848       866,914     1,062,769       805,829

- ----------------------------------
(a) The Company acquired Stone Canada in 1989.
(b) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.
(c) Adjusted to conform with the current financial statement presentation.
(d) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% Common Stock dividend issued September 15, 1992.
(e) The Company's earnings for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992 and 1991 were insufficient to cover fixed charges by $352.3 million, $172.1 million and $270.1 million and $94.6 million, respectively.
(f) Includes approximately $539.1 million and $594.9 million as of September 30, 1993 and 1992, respectively, and $584.3 million, $573.3 million, $471.2 million and $267.2 million as of December 31, 1992, 1991, 1990 and 1989, respectively, of long-term debt of certain consolidated subsidiaries that is non-recourse to the parent.
(g) At September 30, 1993, $271 million of revolving credit facility borrowings which were previously due on March 1, 1994 are classified as current maturities of long-term debt.
(h) Includes approximately $12.4 million and $63.8 million for the nine months ended September 30, 1993 and 1992, respectively, and $79.1 million, $219.8 million, $245.2 million and $36.8 million for 1992, 1991, 1990 and 1989, respectively, of expenditures financed through project financings.
(i) "Consolidated EBITDA" means earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow or any other measure of performance in accordance with GAAP. The Consolidated EBITDA presented herein is different than the EBITDA definition in the Company's Credit Agreements. In calculating EBITDA for purposes of the Credit Agreements, the net income or net loss of Seminole Kraft, Stone Savannah and Stone-Consolidated are not included in the calculation except to the extent, if any, that such subsidiaries pay dividends to the Company. See "Credit Agreements" in the accompanying Prospectus.

                                  RISK FACTORS

    BEFORE INVESTING, PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AND THE OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS; LIMITED LIQUIDITY

    The Company is significantly leveraged and will continue to be so after completion of the Offerings. The Company's long-term debt to total capitalization ratio was 74.3% at September 30, 1993. On a pro forma basis, after giving effect to the Stone-Consolidated Transaction, the sale of the Company's 49% equity interest in Titan, and the sale by the Company of its interest in two short line railroads (the "1993 Fourth Quarter Transactions") and the Offerings, and the use of the estimated net proceeds therefrom, such ratio at September 30, 1993 would have been approximately 72.0%. Capitalization, for purposes of this ratio, includes long-term debt, deferred income taxes, redeemable preferred stock, minority interests and stockholders' equity. Giving effect to the 1993 Fourth Quarter Transactions and the Offerings, the amounts of long-term debt (excluding capitalized lease obligations) outstanding at September 30, 1993 maturing during the next five years and thereafter are as follows:

                                    THE COMPANY
                             EXCLUDING STONE SAVANNAH,        NON-RECOURSE
                                  SEMINOLE KRAFT             INDEBTEDNESS OF
                              AND STONE-CONSOLIDATED     CERTAIN SUBSIDIARIES(1)      TOTAL
                            ---------------------------  -----------------------  -------------
                                                       (IN MILLIONS)
Remainder of 1993.........        $           4.7              $      33.1        $        37.8
1994......................                   17.6                     54.3                 71.9
1995......................                  276.4(2)                  54.6                331.0(2)
1996......................                  199.9                     67.0                266.9
1997......................                  727.1                     68.1                795.2
1998......................                  458.0                    137.8                595.8
Thereafter................                1,797.3                    576.9              2,374.2

- ------------------------------
(1) Includes indebtedness of Stone Savannah, Seminole Kraft and Stone-Consolidated. See "-- Credit Agreement Restrictions."
(2) The 1995 maturities include $261.3 million outstanding under Stone Financial Corporation's and Stone Fin II Receivables Corporation's
      revolving credit facilities, which the Company intends to extend or refinance.

    The Company's income before interest expense and income taxes was insufficient to cover interest expense for the years ended December 31, 1993 and 1992 by $466.9 and $229.3 million, respectively, and will continue to be insufficient for at least 1994.

    The Company's liquidity and financial flexibility is adversely affected by continued losses which have resulted in utilization of a significant portion of its revolving credit facilities (for which the borrowing availability was approximately $43 million as of January 31, 1994). The net proceeds from the Offerings will be used to (i) prepay approximately $623.9 million of 1995, 1996 and 1997 required amortization under the Credit Agreements (including amortization payments under the Company's revolving credit facilities reducing the total commitments thereunder to approximately $177.4 million); (ii) redeem at par approximately $98 million plus accrued interest of the Company's 13 5/8% Subordinated Notes due 1995; and (iii) repay approximately $200 million of the borrowings under the Company's revolving credit facilities without reducing the commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). See "Use of Proceeds." The Company is also expecting to improve its liquidity and financial flexibility through a transaction involving a favorable energy supply agreement relating to its mill in Florence, South Carolina, the net proceeds of which would be applied to repay borrowings under the revolving credit facilities without reducing commitments thereunder (or to the extent no borrowings are outstanding, the Company may retain the balance in cash). There can be no assurance, however, that this transaction will be consummated or that the expected amount of proceeds from such transaction will be received.

    Notwithstanding the improvements in the Company's liquidity and financial flexibility which will result from the Offerings and which would result from the proposed energy supply contract transaction, unless the Company achieves sustained price increases beyond current levels (including announced price increases which have not yet been fully implemented as described under "Prospectus Summary -- Recent Developments -- Products and Industry Trends"), the Company will continue to incur net losses and a deficit in net cash provided by operating activities. Without such sustained price increases, the Company may exhaust all or substantially all of its cash resources and borrowing availability under the revolving credit facilities. In such event, the Company would be required to pursue other alternatives to improve liquidity, including further cost reductions, sales of assets, the deferral of postponable capital expenditures, obtaining additional sources of funds or pursuing the possible restructuring of its indebtedness. There can be no assurance that such measures, if required, would generate the liquidity required by the Company to operate its business and service its indebtedness.

    Beginning in 1996 and continuing thereafter, the Company will be required to make significant amortization payments on its indebtedness which will require the Company to raise sufficient funds from operations or other sources or refinance or restructure maturing indebtedness. No assurance can be given that the Company will be successful in doing so.

ADVERSE INDUSTRY CONDITIONS AND CYCLICAL PRODUCT PRICING

    The markets for paper, packaging products and commodity pulp sold by the Company are highly competitive, and are sensitive to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact selling prices and the Company's profitability. The markets for containerboard and corrugated containers, which represent a substantial portion of the Company's net sales, generally experienced price declines during the period since 1990. The Company has, however, successfully implemented a $25 per ton price increase for containerboard and is in the process of implementing a price increase in corrugated containers to accompany the containerboard increase. The Company expects to realize the benefits of such price increase in the first quarter of 1994. The Company has also announced a further linerboard increase of $30 per ton and a corrugated medium increase of $40 per ton effective as early as March 1, 1994. Newsprint and market pulp prices have also fallen substantially since 1990 due to supply/demand imbalances. While newsprint prices generally increased in 1992, an additional price increase announced in 1993 was unsuccessful. The Company has announced a price increase for newsprint effective March 1, 1994 in light of strengthening demand for newsprint. Market pulp prices, which had improved modestly during 1992 from the low prices of 1991, began deteriorating in the fourth quarter of 1992 and weakened further in 1993. The Company has implemented price increases effective January 1, 1994 for market pulp of $40 to $80 per metric ton. An additional price increase of $50 per metric ton has been announced for March 1, 1994. There can be no assurance that announced price increases for the Company's products can be implemented, that prices for the Company's products will not decline from current levels or that the Company will not elect to take economic downtime.

RECENT LOSSES; NET CASH USED IN OPERATING ACTIVITIES

    The Company has announced a loss before the cumulative effect of an accounting change of $319.2 million, or $4.59 per common share, for the year 1993, and a net loss of $85.8 million, or $1.23 per common share, for the fourth quarter. For 1992, the loss, also before the cumulative effect of accounting changes, was $169.9 million, or $2.49 per common share, for the year and $76.7 million, or $1.10 per common share, for the fourth quarter. See "Prospectus Summary -- Recent Developments -- Operating Performance."

    Net cash used in operating activities totalled $115.6 million for the nine months ended September 30, 1993, while net cash provided by operating activities totalled $46.5 million for the nine months ended September 30, 1992. The Company expects the fourth quarter of 1993 will have a deficit in net cash provided by operating activities.

    As a result of the net losses, it has been necessary for the Company to obtain various amendments and waivers of certain covenants in the Credit Agreements. See "Credit Agreements" in the accompanying Prospectus. If current pricing levels for the Company's products do not significantly improve, the Company will continue to incur losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" in the accompanying Prospectus.

CREDIT AGREEMENT RESTRICTIONS

    All indebtedness under the Credit Agreements is secured by a substantial portion of the assets of the Company. The Credit Agreements contain certain
restrictions    on    the    Company,    including    requirements    that   the

Company achieve and maintain certain financial ratios (including a minimum current ratio, an indebtedness ratio, minimum "EBITDA" (as defined in the Credit Agreements) and a tangible net worth test). The restrictions also include, among other things, limitations on the ability of the Company to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make guarantees, to make certain investments, to make aggregate capital expenditures above certain levels, to make certain payments with respect to its outstanding stock, and to enter into certain types of transactions. In particular, the Credit Agreements currently prohibit investments in Stone Venepal (Celgar) Pulp Inc., and Stone-Consolidated. A default by Stone-Consolidated of any of its obligations in excess of $10 million constitutes a default under the Credit Agreements.

    The Credit Agreements also limit in certain specific circumstances any further investments by the Company in two of its subsidiaries, Seminole Kraft and Stone Savannah. Stone Savannah and Seminole Kraft have incurred substantial indebtedness in connection with project financings and are significantly leveraged. As of September 30, 1993, Stone Savannah had $413.8 million in outstanding indebtedness (including $280.1 million in secured indebtedness owed to bank lenders) and Seminole Kraft had $179.8 million in outstanding indebtedness (including $117.5 million in secured indebtedness owed to bank lenders). The Company has entered into separate output purchase agreements with each subsidiary which require the Company to purchase the output of the mills operated by each subsidiary at rates which are above current market rates until September 1, 1994 for Seminole Kraft, until December 20, 1994 for linerboard production at Stone Savannah and until November 14, 1995 for market pulp production at Stone Savannah. After such dates, the Company is required to purchase the respective productions at market prices for the remaining terms of these agreements. At the time that the fixed price provisions of the output purchase agreements terminate, such subsidiaries may need to undertake additional measures to meet their debt service requirements, including obtaining additional sources of funds, postponing or restructuring of debt service payments or refinancing of the indebtedness. In the event that such measures are required and are not successful, and such indebtedness is accelerated by the respective lenders to Stone Savannah or Seminole Kraft, the lenders to the Company under various of its debt instruments will be entitled to accelerate the indebtedness owed by the Company. The cross-acceleration provisions in the Credit Agreements are effective upon the completion of the Offerings. Prior to the completion of the Offerings, the Credit Agreements contained cross-default provisions similar to the cross-default provisions mentioned above for Stone-Consolidated Corporation.

    There can be no assurance that the Company will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of the Credit Agreements. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the Credit Agreements, in the absence of a waiver or amendment, would result in an event of default and could lead to the acceleration of the obligations under the Credit Agreements. The Company has successfully sought and received waivers and amendments to its Credit Agreements on various occasions since entering into the Credit Agreements. Most recently, the Credit Agreements were modified to permit the earnings from the sale of the Company's interest in Titan to be included in EBITDA (as defined in the Credit Agreements), solely for purposes of satisfying the minimum EBITDA requirement for the quarter ended December 31, 1993. On December 17, 1993, the Company obtained approval of amendments to the Credit Agreements in connection with the Stone-Consolidated Transaction which permitted, among other things, Stone-Consolidated to grant liens on its property to the holders of its 10.25% Senior Secured Notes due 2000 and the lenders under its revolving credit facilities, and restrictions on Stone-Consolidated's ability to pay dividends on its capital stock.

    In connection with the Offerings, the Company is seeking further amendments to the Credit Agreements which will, upon the effective date of the Offerings, amend the Credit Agreements including to change certain financial covenants to allow the Company to remain in compliance with the Credit Agreements. See "Recent Developments -- Amendments to Credit Agreements." If further waivers or amendments are requested by the Company, there can be no assurance that the Company's bank lenders will again grant such requests. The failure to obtain any such waivers or amendments would reduce the Company's flexibility to respond to adverse industry conditions and could have a material adverse effect on the Company. See "Credit Agreements -- Covenants" in the accompanying Prospectus.

FUTURE ACCESS TO THE CAPITAL MARKETS

    Giving effect to the Offerings, the Company will have sold securities on a number of occasions in the last two years for total proceeds in excess of $2.2 billion. The recent issuance of a substantial amount of securities may make it difficult, at least in the near future, for the Company to access the capital markets for further financings and therefore may limit the Company's sources for future liquidity.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. Such regulation requires significant capital expenditures. On December 17, 1993, the Environmental Protection Agency proposed regulations under the Clean Air Act and the Clean Water Act for the pulp and paper industry which when implemented would affect directly many of the Company's facilities. Since the regulations have only recently been proposed, the Company is currently unable to estimate the nature or level of future expenditures that may be required to comply. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity -- Environmental Issues" in the accompanying Prospectus. In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. The Company currently believes that adequate provisions have been established for these sites and that such costs will not, individually or in the aggregate, have a material adverse effect on its financial position or future operating results.

DIVIDEND SUSPENSION; LIMITATIONS ON PAYMENT OF DIVIDENDS

    Due to limitations and restrictions imposed on the Company under the Credit Agreements, certain indentures and the Company's recent net losses, the Company was unable to declare a cash dividend on its Common Stock in the third and fourth quarters of 1992 and all four quarters of 1993. Whether the Board of Directors declares any future cash dividends on the Common Stock will depend upon the Company's future earnings, financial condition and capital needs and other factors deemed pertinent by the Board of Directors. In addition, the payment of dividends on the Common Stock will be subject to restrictions and limitations contained in the Credit Agreements, other credit facilities and indentures and the Certificate of Incorporation.

    The Company is also currently prohibited from paying dividends under the indenture dated as of March 15, 1992 between the Company and The Bank of New York, as trustee, relating to senior subordinated indebtedness. At December 31, 1993, the dividend pool under the Company's Senior Subordinated Indenture dated March 15, 1992 had a deficit of $194.9 million. Such dividend pool will be increased or decreased by 100% of the net income or net losses for subsequent periods and increased by the aggregate net proceeds received by the Company from the issuance of Common Stock, including the Common Stock Offering. At September 30, 1993, the dividend pool under the Credit Agreements had a deficit of approximately $334.1 million. The dividend pool under the Credit Agreements will be reset to zero as of January 1, 1994 pursuant to the amendment to the Credit Agreements which will be effected at the completion of this offering of Common Stock. See "Recent Developments -- Amendments to Credit Agreements."

    The Company is also prohibited from paying dividends on its Series E Preferred Stock and has not paid dividends on its Series E Preferred Stock since May 15, 1993. As of December 31, 1993, accrued and unpaid dividends on the Series E Preferred Stock aggregated $4.0 million. Unless full cumulative dividends on the Series E Preferred Stock have been paid or provided for, no dividends may be paid on the Common Stock. If the Company fails to pay any six quarterly dividends on the Series E Preferred Stock, then the holders of the Series E Preferred Stock, voting together as a class, shall have the right to elect two directors to be added to the Company's board of directors. The limitations contained in the Credit Agreements pertaining to the payment of future Series E Preferred Dividends will be based upon the limitation contained in the Company's Senior Subordinated Indenture dated March 15, 1992. See "Credit Agreements," "Price Range of Common Stock and Dividend Policy" and "Description of Capital Stock -- Series E Preferred Stock."

    The Company does not intend to pay any dividends on its Common Stock until such dividends are permitted by the Credit Agreements, the applicable indentures and the terms of the Series E Preferred Stock and at such time as the Board of Directors believes that any such payment will not impair the Company's cash availability for operations and debt service.

DILUTION; CONVERSION OF CONVERTIBLE SECURITIES

    The 8 7/8% Convertible Senior Subordinated Notes due 2000 (the "8 7/8% Notes") are convertible into Common Stock at a conversion price of $11.55 per share, subject to adjustment in certain events. If all of the 8 7/8% Notes were converted into Common Stock, an additional 21,645,022 shares of Common Stock would be issued. No prediction can be made as to the effect, if any, that the conversion of the 8 7/8% Notes into Common Stock or the fact that the 8 7/8% Notes are outstanding and unconverted will have on the market price of the Common Stock prevailing from time to time. The conversion of 8 7/8% Notes into Common Stock could adversely affect prevailing market prices of the Common Stock. Certain other securities of the Company are convertible at much higher conversion prices. The 4,600,000 shares of Series E Preferred Stock are convertible at the option of the holder into up to 3,388,332 shares of Common Stock at a conversion price of $33.94, subject to adjustment under certain conditions. The Company's $115,000,000 aggregate principal amount of 6 3/4% Convertible Subordinated Debentures due 2007 are convertible at the option of the holder into up to 3,388,332 shares of Common Stock at a conversion price of $33.94 per share, subject to adjustment under certain conditions. See "Description of Capital Stock."

    Assuming no conversion of convertible securities, the net tangible book value per share at September 30, 1993 after giving effect to the 1993 Fourth Quarter Transactions and prior to giving effect to the Common Stock Offering was approximately $(9.04) and the net tangible book value per share at September 30, 1993 after giving effect to the estimated net proceeds of the Common Stock Offering at the offering price of $15.25 per share and the receipt by the Company of the estimated net proceeds therefrom, is approximately $(4.78). The amount of the increase in net tangible book value per share attributable to the estimated cash payments to be made by purchasers of the Common Stock is approximately $4.26 and the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers is equivalent to the public offering price since the net tangible book value after giving effect to the Common Stock Offering is negative.

    In December 1993, Stone-Consolidated issued Cdn. $231 million of 8% Convertible Unsecured Subordinated Debentures due 2003. If all of the 8% Convertible Unsecured Subordinated Debentures due 2003 are converted to common shares of Stone-Consolidated, the Company's ownership of the common shares of Stone-Consolidated would be reduced from 74.6% to 61.1% of the outstanding shares.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation and the Series D Rights (as defined) issued pursuant to the Rights Agreement (as defined) contain certain provisions that could make more difficult or discourage a change in control of the Company. These provisions are designed to discourage situations in which the Company is forced to accept a proposal for the takeover of the Company without ample time to evaluate the proposal and appropriate alternatives and to encourage anyone contemplating a business combination with the Company to negotiate directly with the Company on a fair and equitable basis. See "Description of Capital Stock." However, these provisions may discourage certain takeover proposals that would permit stockholders to sell or exchange their equity securities of the Company for an amount that includes a premium over the then market price for such securities.

                                COMPANY PROFILE

    The following is a profile of the Company's products, markets, industry position, manufacturing facilities and 1992 production and shipment figures:

                                                          INDUSTRY       MANUFACTURING    1992 PRODUCTION
                                        MARKETS           POSITION         FACILITIES       & SHIPMENTS
                                    ----------------  ----------------  ----------------  ----------------
PAPERBOARD AND    CONTAINERBOARD    A broad range of  Industry leader   Production at 16  4.425 million
 PAPER PACKAGING  AND CORRUGATED    manufacturers of                    mills             short tons of
                  CONTAINERS        consumable and                                        container-board
                                    durable goods                       Converting at     produced
                                    and other                           106 plants
                                    manufacturers of                                      51.7 billion
                                    corrugated                                            square feet of
                                    containers.                                           corrugated
                                                                                          containers
                                                                                          shipped
                  KRAFT PAPER AND   Supermarket       Industry leader   Production at 6   563 thousand
                  BAGS AND SACKS    chains and other                    mills             short tons of
                                    retailers of                                          kraft paper
                                    consumable                          Converting at 19  produced
                                    products.                           plants
                                    Industrial and                                        689 thousand
                                    consumer bags                                         short tons of
                                    sold to the                                           paper bags and
                                    food,                                                 sacks shipped
                                    agricultural,
                                    chemical and
                                    cement
                                    industries,
                                    among others.
                  BOXBOARD,         Manufacturers of  A major position  Production at 2   81 thousand
                  FOLDING CARTONS   consumable        in Europe; a      mills             short tons of
                  AND OTHER         goods,            nominal position                    boxboard and
                                    especially food,  in North America  Converting at 11  other paperboard
                                    beverage and                        plants            produced
                                    tobacco
                                    products, and                                         80 thousand
                                    other box                                             short tons of
                                    manufacturers.                                        folding cartons
                                                                                          and partitions
                                                                                          shipped
WHITE PAPER       NEWSPRINT         Newspaper         A major position  Production at 6   1.243 million
 AND PULP                           publishers and                      mills             short tons
                                    commercial                                            produced
                                    printers.
                  UNCOATED          Producers of      A major position  Production at 2   381 thousand
                  GROUNDWOOD PAPER  advertising                         mills             short tons
                                    materials,                                            produced
                                    magazines,
                                    directories and
                                    computer papers.
                  MARKET PULP       Manufacturers of  A major position  Production at 5   824 thousand
                                    paper products,                     mills             short tons
                                    including fine                                        produced
                                    papers,
                                    photographic
                                    papers, tissue
                                    and newsprint.
WOOD PRODUCTS     LUMBER, PLYWOOD   Construction and  A moderate        Production at 18  541 million
                  AND VENEER        furniture         position in       mills             board feet of
                                    industries.       North America                       lumber produced
                                                                                          551 million
                                                                                          square feet of
                                                                                          plywood and
                                                                                          veneer produced

                          STONE CONTAINER CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1993

    Set forth below are the unaudited pro forma condensed consolidated statement of operations of the Company for the nine months ended September 30, 1993. The unaudited pro forma condensed consolidated statements of operations includes the historical results of the Company and gives effect to the Stone-Consolidated Transaction as if it had occurred as of January 1, 1993. THE PRO FORMA FINANCIAL DATA DOES NOT PURPORT TO BE INDICATIVE OF THE COMPANY'S RESULTS OF OPERATIONS THAT WOULD ACTUALLY HAVE BEEN OBTAINED HAD THE STONE-CONSOLIDATED TRANSACTION BEEN COMPLETED AS OF THE DATE OR FOR THE PERIOD PRESENTED, OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus and the Company's Current Report on Form 8-K dated January 3, 1994, which is incorporated by reference herein.

                                                              HISTORICAL
                                                               (NOTE 1)                                  PRO FORMA
                                                             NINE MONTHS                                NINE MONTHS
                                                                ENDED         PRO FORMA ADJUSTMENTS        ENDED
                                                            SEPTEMBER 30,           (NOTE 2)           SEPTEMBER 30,
                                                                 1993          STONE-CONSOLIDATED           1993
                                                            --------------    ---------------------    --------------
                                                                      (in millions, except per share data)
Net sales................................................   $  3,816.5        $                        $  3,816.5
Operating Costs and Expenses
Cost of products sold....................................      3,180.9                                    3,180.9
Selling, general and administrative expenses.............        404.8                                      404.8
Depreciation and amortization............................        262.1                                      262.1
Equity (income) loss from affiliates.....................          5.6                                        5.6
                                                            --------------        -----                --------------
                                                               3,853.4                                    3,853.4
                                                            --------------        -----                --------------
Loss from operations.....................................        (36.9)                                     (36.9)
Interest expense.........................................       (311.3)            15.4(a)                 (330.1)
                                                                                  (34.2)(b)
Other net................................................          1.3             (4.2)(c)                   3.9
                                                                                    6.8(d)
                                                            --------------        -----                --------------
Loss before income taxes and cumulative effect of all
 accounting change.......................................       (346.9)           (16.2)                   (363.1)
Credit for income taxes..................................       (113.4)            (7.8)(e)                (121.2)
                                                            --------------        -----                --------------
Net loss before cumulative effect of an accounting
 change..................................................   $   (233.5)       $    (8.4)               $   (241.9)
                                                            --------------        -----                --------------
                                                            --------------        -----                --------------
Loss per share of common stock before cumulative effect
 of an accounting change.................................   $    (3.36)                                $    (3.48)
                                                            --------------                             --------------
                                                            --------------                             --------------
Weighted average common shares outstanding...............         71.2                                       71.2
                                                            --------------                             --------------
                                                            --------------                             --------------

- ------------------------------
(1) Basis of preparation:
    The unaudited pro forma condensed consolidated Statement of Operations has been prepared from and should be read in conjunction with the historical consolidated financial statements of the Company.
    The pro forma condensed consolidated Statement of Operations gives effect to the following pro forma adjustments as of January 1, 1993.

(2) Pro forma adjustments:
     (a) To record a reduction to  historical interest expense of $15.4  million as  a  result of  the assumed  repayment  of certain  Credit Agreements indebtedness.
     (b) To record pro forma interest expense  and amortization of debt fees  of
         $30.2  million  related to  Stone-Consolidated's 10.25%  Senior Secured
         Notes due 2000 and 8% Convertible Unsecured Subordinated Debentures due
         2003 and to record amortization of  the amendment fees of $4.0  million related to the Company's restated Credit Agreements.
     (c) To  increase the foreign exchange transaction losses by $4.2 million to reflect the  effects  of  foreign currency  revaluation  pertaining  to
         Stone-Consolidated's  U.S. denominated 10.25%  Senior Secured Notes due
         2000, partially  offset  by  the reversal  of  the  historical  foreign exchange  transaction losses associated with  the U.S. denominated debt that was repaid.
     (d) To  record  the  minority   interest  share  of   the  net  losses   of
         Stone-Consolidated  of $6.8 million for the nine months ended September
         30,  1993  based  on   the  pro  forma   statement  of  operations   of
         Stone-Consolidated.
     (e) To  record the adjustment to income taxes of $7.8 million pertaining to the interest expense adjustments recorded in note 2(a) and 2(b) and for the foreign exchange transaction loss adjustment recorded in note  2(c)
         using  the applicable U.S.  and Canadian statutory  income tax rates of
         39.6 percent and 35.0 percent. The  U.S. tax rates include the  effects of state income tax rates.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offerings will be used to repay indebtedness of the Company and for general corporate purposes. Such proceeds are estimated to aggregate $925.6 million ($961.6 million if the Underwriters' over-allotment option with respect to the Common Stock Offering is exercised in full). For further information on the interest rate, maturity and other terms with respect to the Company's indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity" and "Credit Agreements" in the accompanying Prospectus.

    The sources and uses of funds in connection with the Offerings (assuming no exercise of the Underwriters' over-allotment options) are estimated to be as follows:

                                                                                                  (IN
                                                                                               MILLIONS)
SOURCES:
  Notes.....................................................................................   $    710.0
  Common Stock Offering.....................................................................        251.6
                                                                                              ------------
TOTAL:......................................................................................   $    961.6
                                                                                              ------------
                                                                                              ------------
USES:
  Prepayment of Credit Agreements amortization..............................................   $    623.9
  Redemption of 13 5/8% Subordinated Notes due 1995 (plus accrued interest).................        101.6
  General Corporate Purposes (1)............................................................        236.1
                                                                                              ------------
TOTAL:......................................................................................   $    961.6
                                                                                              ------------
                                                                                              ------------

- ------------------------------
(1) Includes repayments of borrowings under the revolving credit facilities which can be reborrowed and fees and expenses of the Offerings, including bank amendment fees.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is traded on the New York Stock Exchange under the symbol "STO." The quarterly per share price ranges for the Common Stock on the New York Stock Exchange and cash dividends paid since January 1, 1990 were as follows:

                                                                        CASH
                                                HIGH          LOW     DIVIDEND
                                              --------      --------  --------
CALENDAR 1990
First Quarter...............................  $25- 1/4      $20- 1/4    $.18
Second Quarter..............................   22            16          .18
Third Quarter...............................   17- 5/8       10          .18
Fourth Quarter..............................   12- 7/8        8- 1/2     .18
CALENDAR 1991
First Quarter...............................  $19           $ 9         $.18
Second Quarter..............................   24- 5/8       14- 1/4     .18
Third Quarter...............................   22- 5/8       16- 7/8     .18
Fourth Quarter..............................   26            17- 5/8     .18
CALENDAR 1992
First Quarter...............................  $32- 5/8      $24- 1/2    $.18
Second Quarter..............................   29- 3/8       22- 1/2     .18
Third Quarter (1)...........................   25- 3/8       14- 3/8       0
Fourth Quarter..............................   19- 1/2       12- 1/2       0
CALENDAR 1993
First Quarter...............................  $19- 1/2      $13- 1/8    $  0
Second Quarter..............................   14             6- 3/8       0
Third Quarter...............................    9- 1/4        6- 1/2       0
Fourth Quarter..............................   12- 3/8        6- 7/8       0
CALENDAR 1994
First Quarter through February 3, 1994......  $16- 1/2      $10- 1/8    $  0

- ------------------------
(1) On September 15, 1992, the Company  paid a 2% stock dividend  (approximately
    1.4 million shares) to record holders of its Common Stock as of August 25, 1992. The amounts set forth in the table for the periods prior to August 15, 1992 have not been restated to reflect such stock dividend.

    On February 3, 1994, the reported closing price for the Common Stock on the NYSE Composite Tape was $15.50 per share.

    Due to limitations and restrictions imposed on the Company under the Credit Agreements (including those described below) and the Company's recent net losses, the Company was unable to declare a cash dividend on its Common Stock in the third and fourth quarters of 1992 and all four quarters of 1993. Whether the Board of Directors declares any future cash dividends will depend upon the Company's future earnings, financial condition and capital needs and other factors deemed pertinent by the Board of Directors, and will be subject to restrictions and limitations contained in the Company's Credit Agreements and other credit facilities and indentures. See "Credit Agreements." The Company does not intend to pay any dividends on its Common Stock until such dividends are permitted by the Credit Agreements and at such time as it believes that any such payment will not impair the Company's cash availability for operations and debt service.

    The most restrictive limitation on the payment of cash dividends is currently contained in the Credit Agreements. Giving effect to the amendment, the Credit Agreements provide that the Company's dividend payments, distributions or purchases of any class of capital stock of the Company or its subsidiaries cannot exceed the sum of (i) 75% of the consolidated net income (as defined in the Credit Agreements) of the Company from January 1, 1994 to the date of payment of such dividends, minus (ii) 100% of the consolidated net loss (as defined in the Credit Agreements) of the Company from January 1, 1994 to the date of payment of such dividends, plus (iii) 50% of the net cash proceeds from sales of Common Stock or certain preferred stock of the Company from January 1, 1994 to any date of payment of such dividends. The proceeds of the Common Stock Offering offered hereunder will not add to the dividend pool. At September 30, 1993, the dividend pool under the Credit Agreements had a deficit of approximately $334.1 million. See "Credit Agreements."

    Following consummation of the Offerings, the dividend pool will be reset to zero as of January 1, 1994 and other restrictions will be liberalized. See "Recent Developments -- Amendments to Credit Agreements."

    The Company is also currently prohibited from paying dividends under the Indenture dated as of March 15, 1992 (the "1992 Indenture") between the Company and The Bank of New York, as trustee, relating to senior subordinated indebtedness. The 1992 Indenture prohibits the payment of dividends if the Company has a net worth of less than $750,000,000 or if after giving effect to such dividend, the aggregate amount expended subsequent to March 15, 1992 for dividends and other restricted payments exceeds the sum of (w) 100% of the aggregate Consolidated Net Income (as defined therein) calculated on a cumulative basis during the period subsequent to December 31, 1991 through the end of the last fiscal quarter that is prior to the declaration of such dividend (if such amount is negative, 100% of such amount is subtracted), (x) the aggregate net cash proceeds received from the issuance and sale of capital stock subsequent to March 15, 1992, (y) the aggregate net proceeds received by the Company from the issuance and sale of indebtedness that is converted into capital stock subsequent to March 15, 1992 and (z) $300 million. Computations are made under the 1992 Indenture using generally accepted accounting principles in effect on March 15, 1992. At December 31, 1993, the dividend pool under such indenture was negative $194.9 million. The dividend pool will be increased by 100% of the net proceeds of the common stock offering and increased or decreased in the future depending on whether there is net income or net losses for the period subsequent to December 31, 1993. In addition, the indentures relating to the Company's outstanding senior indebtedness, other senior subordinated indebtedness and the 13 5/8% Subordinated Notes due 1995 contain restrictions on the Company's ability to pay dividends. The 13 5/8% Subordinated Notes due 1995 will be redeemed from the proceeds of the Common Stock Offering. See "Description of Debt Securities -- Particular Terms of the Senior Debt Securities -- Certain Covenants -- Dividend Restrictions" and "-- Additional Terms of the Senior Subordinated Debt Securities -- Dividend Restrictions" in the accompanying Prospectus.

                                 CAPITALIZATION

    The following table sets forth a summary of the short-term debt and capitalization of the Company, on a consolidated basis at September 30, 1993, as adjusted to give effect to the 1993 Fourth Quarter Transactions and the application of the estimated net proceeds therefrom to reduce indebtedness under the Credit Agreements and as further adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom to reduce indebtedness.

                                                                                                  SEPTEMBER 30, 1993
                                                                                     ---------------------------------------------
                                                                                                     AS ADJUSTED
                                                                                                         FOR           AS FURTHER
                                                                                                       THE 1993       ADJUSTED FOR
                                                                                                    FOURTH QUARTER        THE
                                                                                       ACTUAL        TRANSACTIONS      OFFERINGS
                                                                                     -----------    --------------    ------------
                                                                                                (DOLLARS IN THOUSANDS)
Short-term debt:
  Notes payable...................................................................   $    12,116    $     12,116      $    12,116
  Current maturities of long-term debt............................................       757,731          77,921           77,921
                                                                                     -----------    --------------    ------------
    Total short-term debt.........................................................   $   769,847    $     90,037      $    90,037
                                                                                     -----------    --------------    ------------
                                                                                     -----------    --------------    ------------
Long-term debt:
  Senior debt:
    Credit Agreements other than revolving credit facilities......................   $ 1,482,800    $  1,156,067(a)   $   688,217(b)
    Less: Current maturities......................................................      (408,810)        --               --
    Revolving credit facilities...................................................       271,000         151,211(c)            --(d)
    Less: Current maturities......................................................      (271,000)             --(e)       --
    12 5/8% Senior Notes due July 15, 1998........................................       150,000         150,000          150,000
    11 7/8% Senior Notes due December 1, 1998.....................................       238,859         238,859          238,859
    9 7/8% Senior Notes due February 1, 2001......................................            --              --          710,000
    4% -- 11 5/8% fixed rate debt and other variable rate debt (including
     capitalized lease obligations)...............................................       279,948         307,355          307,355
    Obligations under accounts receivable securitization programs.................       261,300         261,300          261,300
  Less: Current maturities........................................................       (18,483)        (18,483)         (18,483)
                                                                                     -----------    --------------    ------------
    Total senior long-term debt...................................................     1,985,614       2,246,309        2,337,248
                                                                                     -----------    --------------    ------------
  Subordinated debt:
    10 3/4% Senior Subordinated Notes due June 15, 1997...........................       150,000         150,000          150,000
    11% Senior Subordinated Notes due August 15, 1999.............................       125,000         125,000          125,000
    11 1/2% Senior Subordinated Notes due September 1, 1999.......................       230,000         230,000          230,000
    10 3/4% Senior Subordinated Debentures due April 1, 2002......................       199,095         199,095          199,095
    8 7/8% Convertible Senior Subordinated Notes due July 15, 2000................       248,429         248,429          248,429
    13 5/8% Subordinated Notes due June 1, 1995...................................        98,114          98,114               --
    12 1/8% Subordinated Debentures due September 15, 2001 (f)....................        92,110          92,110           92,110
    6 3/4% Convertible Subordinated Debentures due February 15, 2007..............       115,000         115,000          115,000
    Variable Rate Subordinated Note due January 16, 1994..........................         4,875           4,875            4,875
  Less: Current maturities........................................................        (4,875)         (4,875)          (4,875)
                                                                                     -----------    --------------    ------------
    Total subordinated long-term debt.............................................     1,257,748       1,257,748        1,159,634
                                                                                     -----------    --------------    ------------
  Debt of consolidated subsidiaries (non-recourse to parent)......................       593,615         991,865          991,865
  Less: Current maturities........................................................       (54,563)        (54,563)         (54,563)
                                                                                     -----------    --------------    ------------
    Total long-term debt of consolidated subsidiaries (non-recourse to parent)....       539,052         937,302          937,302
                                                                                     -----------    --------------    ------------
    Total long-term debt..........................................................     3,782,414       4,441,359        4,434,184
                                                                                     -----------    --------------    ------------
Stockholders' equity:
  $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock (4,600,000
   shares, $25 per share liquidation preference)..................................       114,983         114,983          114,983
  Common Stock....................................................................       648,650         571,376(g)       810,545(h)
  Retained earnings...............................................................       219,020         235,104(i)       220,224(j)
  Foreign currency translation adjustment.........................................      (238,068)       (238,068)        (238,068)
  Unamortized expense of restricted stock plan....................................        (5,723)         (5,723)          (5,723)
                                                                                     -----------    --------------    ------------
    Total stockholders' equity....................................................       738,862         677,672          901,961
                                                                                     -----------    --------------    ------------
    Total capitalization..........................................................     4,521,276       5,119,031        5,336,145
                                                                                     -----------    --------------    ------------
    Total short-term debt and capitalization......................................   $ 5,291,123    $  5,209,068      $ 5,426,182
                                                                                     -----------    --------------    ------------
                                                                                     -----------    --------------    ------------

                      SEE FOOTNOTES ON THE FOLLOWING PAGE

- ------------------------------
(a) Reflects the prepayment of $326.7 million as a result of the 1993 Fourth Quarter Transactions.

(b) Reflects the prepayment of approximately $467.9 million as a result of the Offerings.

(c) Reflects the repayment of $119.8 million as a result of the 1993 Fourth Quarter Transactions.

(d) Reflects the repayment of $151.2 million as a result of the Offerings. Upon consummation of the Offerings, the Company will have no borrowings under its total revolving credit facilities commitments of $177.4 million.

(e) As a result of the December 17, 1993 amendment to the Credit Agreements, the maturity of the Company's revolving credit facility was extended from March 1, 1994 to March 1, 1997.

(f) Obligations of Stone-Southwest, Inc., a wholly-owned subsidiary of the Company.

(g) The Stone-Consolidated Transaction resulted in a charge to Common Stock of approximately $77.3 million.

(h) The Common Stock Offering assumes the issuance of 16,500,000 shares at a price of $15.25 per share with issuance costs of approximately $12.5 million.

(i) The 1993 Fourth Quarter Transactions resulted in an after-tax gain of approximately $19.0 million and the write-off of deferred debt issuance costs which resulted in an after-tax loss of approximately $2.9 million.

(j) Reflects the write-off of deferred debt issuance costs which resulted in an after-tax loss of approximately $14.9 million.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the U.S. Underwriting Agreement among the Company and Salomon Brothers Inc, Bear, Stearns & Co. Inc.
and BT Securities Corporation, as representatives of the several U.S. Underwriters, (the "U.S. Representatives") the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their names below.

                                                                                    SHARES OF
U.S. UNDERWRITER                                                                  COMMON STOCK
- -------------------------------------------------------------------------------  ---------------
Salomon Brothers Inc...........................................................       2,691,668
Bear, Stearns & Co. Inc........................................................       2,691,666
BT Securities Corporation......................................................       2,691,666
CS First Boston Corporation....................................................         300,000
Donaldson, Lufkin & Jenrette Securities Corporation............................         300,000
A.G. Edwards & Sons, Inc.......................................................         300,000
Kidder, Peabody & Co. Incorporated.............................................         300,000
Lehman Brothers Inc............................................................         300,000
J.P. Morgan Securities Inc.....................................................         300,000
Morgan Stanley & Co. Incorporated..............................................         300,000
Oppenheimer & Co., Inc.........................................................         300,000
PaineWebber Incorporated.......................................................         300,000
Prudential Securities Incorporated.............................................         300,000
UBS Securities Inc.............................................................         300,000
S.G. Warburg & Co., Inc........................................................         300,000
William Blair & Company........................................................         225,000
Dain Bosworth Incorporated.....................................................         225,000
Kemper Securities, Inc.........................................................         225,000
McDonald & Company Securities, Inc.............................................         225,000
Raymond James & Associates, Inc................................................         225,000
Baird, Patrick & Co., Inc......................................................         150,000
The Buckingham Research Group Incorporated.....................................         150,000
The Chicago Corporation........................................................         150,000
First Albany Corporation.......................................................         150,000
Hamilton Investments, Inc......................................................         150,000
WR Lazard, Laidlaw & Mead Incorporated.........................................         150,000
Raffensperger, Hughes & Co., Inc...............................................         150,000
Rodman Renshaw, Inc............................................................         150,000
                                                                                 ---------------
      Total....................................................................      14,000,000
                                                                                 ---------------
                                                                                 ---------------

    The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the Common Stock offered in the U.S. Offering if any is purchased. It is a condition precedent to the U.S. Underwriters' obligations to purchase the Common Stock offered in the U.S. Offering pursuant to the U.S. Underwriting Agreement that the sale of the Notes by the Company occur simultaneously.

    The U.S. Representatives have advised the Company that they propose initially to offer the Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.40 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share on sales to certain other dealers. After the initial offering, the public offering price and concessions to dealers may be changed.

    The Company has granted to the U.S. Underwriters and the international managers of the International Offering ("International Managers") options to purchase up to an additional 2,100,000 shares and 375,000 shares of Common Stock, respectively, at the initial offering price less the aggregate underwriting discounts and commissions. Either or both options may be exercised at any time up to 30 days after the date of this Prospectus Supplement. The Company has entered into an International Underwriting Agreement with the International Managers providing for the concurrent offer and sale of 2,500,000 shares of Common Stock in Europe. The offering price and aggregate underwriting discounts and commissions per share for the two Common Stock Offerings are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa. The representatives of the International Managers are Salomon Brothers International Limited, Bear Stearns International Limited, and Bankers Trust International PLC.

    The U.S. Underwriters and the International Managers have entered into an Agreement Between Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock offered in the U.S. Offering and subject to certain exceptions, (a) it is not purchasing any such shares for the account of an International Person (as defined below), (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to anyone other than a U.S. or Canadian Person (as defined below) and (c) any dealer to whom it may sell any of the shares of Common Stock will represent and agree that it will comply with the restrictions set forth in (a) and (b) and will not offer, sell, resell or deliver, directly or indirectly, any of the shares or distribute any prospectus relating to the Common Stock to any other dealer who does not so represent and agree. In addition, pursuant to the Agreement Between Underwriters and Managers, each International Manager has agreed that, as part of the distribution of the shares of Common Stock offered in the International Offering and subject to certain exceptions, (a) it is not purchasing any such shares for the account of anyone other than an International Person, (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to anyone other than an International Person and (c) any dealer to whom it may sell any of the shares of Common Stock will represent and agree that it will comply with the restrictions set forth in (a) and (b) and will not offer sell, resell or deliver, directly or indirectly, any of the shares or distribute any prospectus relating to the Common Stock to any other dealer who does not so represent and agree.

    The foregoing limitations do not apply to stabilization transactions or to transactions among the U.S. Underwriters and the International Managers pursuant to the Agreement Between Underwriters and Managers. As used herein, "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and "U.S. or Canadian Person" means a citizen or resident of the United States or Canada, a corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any political subdivision thereof, or any estate or trust the income of which is subject to United States or Canadian income taxation, regardless of its source (other than a foreign branch of such entity) and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person. As used herein, the term "International Person" means any person, corporation, partnership or other entity which is not a U.S. or Canadian Person.

    Pursuant to the Agreement Between Underwriters and Managers, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession. To the extent that these are sales between the U.S. Underwriters and the International Managers, pursuant to the Agreement Between Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of this Prospectus Supplement.

    The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Act").

    The Company has agreed that, for a period of 180 days from the date of the issuance of the Common Stock, without the consent of Salomon Brothers Inc, acting on behalf of the U.S. Underwriters, and Salomon Brothers

International Limited, acting on behalf of the International Managers, neither the Company nor any subsidiary of the Company (except in limited circumstances) will (i) file with the Securities and Exchange Commission or publicly announce its intent to file any registration statement under the Act or pre-effective amendment to any registration statement under the Act relating to Common Stock (other than the Common Stock offered hereby) or (ii) enter into any agreement for or consummate the sale of, or publicly announce its intent to sell, any Common Stock (other than the Common Stock offered hereby).

    Each of the U.S. Representatives from time to time perform investment banking and other financial advisory services for the Company for which they receive customary compensation.

    Bankers Trust Company ("Bankers Trust"), an affiliate of BT Securities Corporation, is the agent and a lender under the Credit Agreements. Morgan Guaranty Trust, an affiliate of J.P. Morgan Securities Inc., Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., and Union Bank of Switzerland, an affiliate of UBS Securities Inc., are lenders under the Credit Agreement. In their capacity as lenders under the Credit Agreement, Bankers Trust, Morgan Guaranty Trust and Union Bank of Switzerland will receive their pro rata shares of the net proceeds of the sale of the Common Stock offered hereby used to repay indebtedness under the Credit Agreements. See "Use of Proceeds." In the aggregate, such lenders may receive more than 10% of the net proceeds from the Common Stock offered hereby and, accordingly, the Offering is being made in accordance with Section 44(c)(8) of the Rules of Fair Practice of National Association of Securities Dealers, Inc. Bankers Trust is also the indenture trustee for the Company's 11 1/2% Senior Subordinated Notes due September 1, 1999.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company (who owns approximately 15,900 shares of Common Stock) and by Sidley & Austin, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Prospectus Summary............................        S-3
Risk Factors..................................        S-9
Company Profile...............................       S-14
Pro Forma Condensed Consolidated Statement of
 Operations...................................       S-15
Use of Proceeds...............................       S-17
Price Range of Common Stock and Dividend
 Policy.......................................       S-18
Capitalization................................       S-20
Underwriting..................................       S-22
Legal Matters.................................       S-24
                       PROSPECTUS
Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
The Company...................................          3
Use of Proceeds...............................          4
Selected Consolidated Financial Data..........          5
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...................................          6
Credit Agreements.............................         15
Description of Debt Securities................         19
Description of Capital Stock..................         50
Plan of Distribution..........................         54
Validity of the Securities....................         54
Experts.......................................         54

16,500,000 SHARES

[LOGO] STONE CONTAINER CORPORATION COMMON STOCK
($.01 PAR VALUE)

SALOMON BROTHERS INC
BEAR, STEARNS & CO. INC.
BT SECURITIES CORPORATION

PROSPECTUS SUPPLEMENT

DATED FEBRUARY 3, 1994